Exhibit 10.41

TERMINATION OF LEASE AGREEMENT

THIS TERMINATION OF LEASE AGREEMENT (the “Agreement”) is dated as of February ___, 2018 (“Effective Date”), and is made by and between HACIENDA INSPIRATION, LLC, a California limited liability company (“Landlord”), having an office at P.O. Box 2865, Dublin, California 94568, and ANTHERA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), having an office at the Premises (defined below).

RECITALS

A.          WHEREAS, Hacienda Portfolio Venture, LLC (“Original Landlord”) and Tenant executed that certain Office Building Lease dated as of March 10, 2016 (the “Lease”), pursuant to which Tenant is leasing from Landlord those certain premises located at 5674 Stoneridge Drive, Suite 107, Pleasanton, California (the “Premises”);

B.          WHEREAS, Landlord owns the Building and has succeeded to all of Original Landlord’s right, title and interest in and to the Lease;

C.          WHEREAS, Landlord and Tenant desire to terminate the Lease as of the Termination Date (defined in Section 2 below); and

D.          WHEREAS, all capitalized terms not otherwise defined herein shall have the same meanings utilized in the Lease.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.          Termination of Lease.  Subject to the provisions of Section 3 below, effective as of the Termination Date (as defined in Section 2 below), the Lease shall terminate.  The rights of Tenant to occupy the Premises, and all other rights of Tenant under the Lease, shall automatically and without further action on the part of Landlord terminate at 11:59 p.m. on the Termination Date.  The Premises shall be surrendered in the condition required in Section 3.1 below and as otherwise required under the Lease. Except as otherwise provided herein, Tenant shall remove the personal property to which it is entitled pursuant to the provisions of the Lease prior to the Termination Date.

2.          Termination Date.  The “Termination Date” shall be February 28, 2018; provided that the termination of the Lease as of the Termination Date shall be subject to the conditions and the provisions of Section 3 below, which Tenant agrees and acknowledges are its obligations hereunder.

3.          Conditions Precedent.  The termination of the Lease pursuant to Section 1 above shall be subject to the satisfaction of the following conditions on or before the Termination Date, except that Landlord shall have the right to waive any or all conditions hereunder at its sole and absolute discretion.  If any of the conditions described in Sections 3.1, 3.2, 3.3 and 3.4 have not been satisfied on or before the Termination Date, then Tenant shall be deemed to be in default under this Agreement and the Lease; and the Lease shall not terminate as of the Termination Date and shall remain in full force and effect, as amended by this Agreement.

3.1.          Surrender.  On or before 5:00 p.m. on the Termination Date, Tenant shall surrender the Premises (and all keys thereto) to Landlord vacant, free of tenants, occupants and parties in possession, in broom-clean condition, with all personal property, inventory, rubbish and debris removed therefrom, and with all improvements and alterations installed or constructed by Tenant at the Premises removed therefrom (other than those improvements and alterations which Landlord specifically agrees may remain at the Premises), and as otherwise required by the Lease.  Notwithstanding anything to the contrary set forth above in this Section 3.1 or elsewhere in this Agreement or the Lease, Tenant shall leave in place at the Premises all existing data/phone wiring  and the Cat 5 Punch Down block.

3.2.          Inspection.  On or before the Termination Date, Landlord and Tenant shall have conducted an inspection of the Premises, and the condition of the Premises shall be reasonably satisfactory to Landlord and in compliance with the provisions of this Agreement and the Lease.

3.3.          Rent.  Tenant shall have paid all Base Rent and any and all other amounts of every kind and nature whatsoever payable by Tenant under the Lease, and shall have complied with all of Tenant’s other obligations under the Lease, through the Termination Date.

3.4.          Termination Fee; Security Deposit.  On or before 5:00 pm Pacific time on the Termination Date, Tenant shall pay Landlord the sum of Ten Thousand Two Hundred Sixty-Seven and 42/100 Dollars ($10,267.42) (the “Termination Fee”).  The Security Deposit held by Landlord under the Lease is currently Five Thousand Five Hundred Ninety and 56/100 Dollars ($5,590.56).   Subject to any use or application of the Security Deposit towards any amounts due under the Lease, including but not limited to charges for matters discovered during the inspection of the Premises described in Section 3.2 above, Landlord and Tenant agree that Landlord shall retain the unapplied portion of the Security Deposit upon the Termination Date and credit such amount towards the Termination Fee.  On or before 5:00 p.m. Pacific time on the Termination Date, Tenant shall pay Landlord the difference between the Termination Fee and the unapplied portion of the Security Deposit, in the form of cashier’s check, wire transfer, or otherwise immediately available funds.  Landlord shall have no further obligation with respect to the return of the Security Deposit and Tenant hereby waives its rights pursuant to Civil Code Section 1950.7.

4.          Default.  A default by Tenant under this Agreement shall constitute a default under the Lease.

5.          Holding Over.  If Tenant remains in possession of the Premises after the Termination Date, such possession by Tenant shall be subject to the terms and conditions of Section 9.5 of the Lease (including the rental amount set forth therein).

6.          Amendment to Lease.  This Agreement is and shall constitute an amendment to the Lease and shall be effective as of the date of this Agreement.  Except as modified hereby, all of the terms and conditions of the Lease shall remain in full force and effect.

7.          Release by Tenant.  Tenant hereby generally releases and discharges Landlord and all of its officers, directors, shareholders, members, agents, representatives, employees and attorneys, both present and past, of and from any and all claims, debts, liabilities, obligations, and causes of action of any kind or nature, whether known or unknown, based on, arising out of, or connected with, either directly or indirectly, any term, provision, matter, fact, event or occurrence related to or contained in the Lease, or to any landlord/tenant relationship between Tenant and Landlord arising out of the Lease.  This general release shall be governed by the laws of the State of California.  It is understood by Tenant that the facts with respect to which this general release is given may hereafter turn out to be other than or different from the facts in that connection now known to it or believed by it to be true, and Tenant therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing general release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.  This general release shall bind all persons or business entities claiming any rights under or through Tenant.

8.          Waiver.  Tenant specifically waives the protections of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Tenant specifically acknowledges its understanding and waiver, after consultation with counsel, of the foregoing provision of California Civil Code Section 1542, and assumes the risk of the existence of any unknown or unsuspected claims with respect to the matters released in Section 7 above.

9.          Representations and Warranties of Tenant. As a material inducement to Landlord to enter into this Agreement, Tenant represents and warrants to Landlord that, as of the date of this Agreement:

9.1.          No Defaults.  The Lease is in full force and effect.  There are no defaults by Landlord or Tenant under the Lease, and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Landlord or Tenant under the Lease.  Tenant has no defenses or rights of offset under the Lease.

9.2.          No Assignments.  Tenant is the sole lawful tenant under the Lease, and Tenant has not sublet, assigned, conveyed, encumbered or otherwise transferred any right, title or interest of Tenant under the Lease or arising from its use or occupancy of the Premises, and no other person, partnership, corporation or other entity has any right, title or interest in the Lease or the Premises, or the right to occupy or use all or any part of the Premises.

9.3.          Condition of Premises.  To the best of Tenant’s knowledge, the Premises, and all structures, improvements, utilities, and systems situated therein, are in good condition and repair, and are free from defects of any kind; there are no hazardous substances or materials present at the Premises, and no hazardous substances or materials have been released, discharged, spilled, stored, or transported at, on, under, or from the Premises; and there is no condition at the Premises that would prevent or adversely affect Landlord’s efforts to re-lease the Premises to another tenant.

9.4.          Authority.  Tenant has full right, power and authority to enter into this Agreement, and, to the best of Tenant's knowledge, no consent, authorization or other action by any third party is required for the execution of this Agreement or the termination of the Lease as contemplated herein.

10.          Confidentiality. As a material condition to the effectiveness of this Agreement, Tenant hereby agrees, on behalf of itself and its directors, officers, employees, agents, representatives, advisors, successors and assigns (collectively, “Tenant Parties”), that the contents and terms of this Agreement shall remain strictly confidential and none of the Tenant Parties shall directly or indirectly disclose, publish or otherwise reveal any of the contents or terms of this Agreement to any other person, party or entity whatsoever without the specific prior written authorization of Landlord. The foregoing obligations of the Tenant Parties shall be effective as of the date of this Agreement and shall remain in effect until the later of (a) the expiration or earlier termination of the Lease term, or (b) one (1) year after the Termination Date. Failure of any of the Tenant Parties to comply with or otherwise adhere to the terms of this Section 10 shall be deemed a Default by Tenant under the Lease, permitting Landlord to exercise all of its rights set forth therein, including all other remedies available at law and in equity. Furthermore, Tenant hereby agrees to defend, indemnify, protect and hold harmless Landlord and its agents and employees from and against all damages, losses, costs, expenses, claims, and liabilities (including without limitation all attorneys' fees and court costs incurred by Landlord) arising out of or resulting from the failure of any of the Tenant Parties to comply with or otherwise adhere to the terms of this Section 10.  The terms of this Section 10 shall survive the expiration or earlier termination of the Lease.

11.          Attorneys’ Fees.  If either party should bring an action to enforce the terms of this Agreement or declare rights under this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys’ fees, costs and expenses to be paid by the losing party in such action, which shall be payable whether or not such action is prosecuted to judgment.

12.          Miscellaneous.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.  This Agreement may not be amended, changed or waived except by a writing signed by the parties hereto, and shall be construed and enforced in accordance with the laws of the State of California.  This Agreement supersedes any prior oral agreements between the parties with respect to the subject matter hereof, and the parties acknowledge that there are no contemporaneous oral agreements between them with regard to such subject matter.  This Agreement may be executed in multiple counterparts, each of which shall be deemed a duplicate original, but all of which taken together shall constitute one and the same instrument.

13.          Definitions.  Undefined terms used in this Agreement shall have the same meaning as used in the Lease, unless expressly indicated otherwise.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed as of the date first written above.

“TENANT”		“LANDLORD”

HACIENDA INSPIRATION, LLC, a California limited liability company
ANTHERA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ May Liu	By:	/s/ Gongen Gu

Name:	May Liu		Gongen Gu, as trustee of the 2006 Gongen Gu and Lan Li Revocable Trust, utd April 25, 2006

Its:	Senior Vice President, Finance & Administration	Its:	Managing Member